                                                      EXHIBIT 10(j)

                           RETIREMENT AGREEMENT

      AGREEMENT made November 9, 1993 between Stanhome Inc., a
Massachusetts corporation with its principal place of business at 333 Western Avenue, Westfield, Massachusetts (the "Company") and Mr. G. William Seawright of 17 Kira Lane, Englewood, New Jersey ("Seawright").

      WHEREAS, the Company and Seawright are entering into an Employment Agreement simultaneously herewith providing for Seawright's employment by the Company as President and Chief Executive Officer effective November 9, 1993 pursuant to the terms and conditions thereof.

      NOW, THEREFORE, in consideration of the premises and the mutual agreements hereinafter contained, the parties agree as follows:

      l.  Normal Retirement.

      (a) Subject to the provisions of paragraph 9 below, if Seawright retires on or after August 28, 2006 the Company will pay him each month for the duration of his life deferred compensation equal to 1/12 of (i) 50% of the average annual compensation received by him in the 5 most highly compensated years of his final l0 years of employment, as determined under paragraph 5 below, less (ii) 50% of his annual Primary Social Security Benefit, as hereinafter defined.

      (b) The monthly benefit determined under subparagraph (a) above shall be reduced by the value of the monthly retirement benefit, if any, which Seawright is entitled to receive from any other qualified or non-qualified plan maintained by the Company (excluding (i) the portion, if any, of such benefit based on Seawright's contributions to such plan, and
(ii) employer contributions to any 40l(k) Plan) commencing at such time as Seawright first becomes eligible to receive such benefit.

      For purposes hereof, the value of the monthly retirement benefit of any amount which Seawright is entitled to receive from a defined contribution plan based on the Company's contributions thereto, shall be determined as of the time of Seawright's termination by the written recommendation of an independent nationally recognized firm of compensation consultants, as may be selected by the Company, and after written notice to Seawright.

      2. Early Retirement. Subject to the provisions of subparagraph 2(d) and paragraph 9 below:

      (a) If Seawright's employment terminates on or after August 28, 1998 and before August 28, 2006, for any reason other than a discharge for cause, the Company will pay him each month for the duration of his life the benefit which would be payable if the provisions of paragraph l above were applied as of the date of such termination, provided that the portion of the benefit determined under paragraph l shall be reduced by the following percentages based on Seawright's age at his termination date (to be adjusted on a daily pro-rata basis if Seawright retires on a day other than his birthday):


                  Age at Termination            Percentage
                        62-64                      0%
                        6l                         2%
                        60                         4%
                        59                         9%
                        58                         14%
                        57                         19%

      (b) If Seawright's employment terminates involuntarily before August 28, 1998 for any reason other than cause, he shall be entitled to receive the benefit determined under subparagraph 2(a) as if he had reached age fifty-seven (57) on the date of his termination, but such benefit shall not be payable until his fifty-seventh (57th) birthday.

      (c) During a period beginning on the later to occur of his 57th birthday and his termination date and ending on his 65th birthday, or if different by law such other age as then entitles Seawright to receive his actual, unreduced Primary Social Security benefit, the Company shall pay him an additional monthly amount equal to his Primary Social Security Benefit.

      (d) If Seawright's employment terminates by reason of discharge for cause, neither he nor his wife shall be entitled to receive payment of any kind under this agreement; "cause" hereunder shall mean dishonesty, misconduct, insubordination or any activity which would cause a forfeiture of rights under paragraph 9 below if it occurred following termination of employment.

      3.  Disability.

      (a) In the event Seawright becomes disabled after reaching age 57 but while still employed by the Company, he shall receive, commencing with the month following the commencement of his disability, a monthly amount determined under paragraph l that would have been payable to him if he had remained employed until retirement at age 65 at the annual rate of compensation in effect at the time of his disability, provided that the amount payable hereunder shall be reduced by the monthly value of any benefit paid to Seawright under a sick leave policy or long-term disability income plan maintained by the Company for so long as such benefits remain payable.

      (b) If Seawright applies for payment of a social security disability benefit prior to age 65 and his application is denied, the Company shall also pay Seawright an additional amount equal to his Primary Social Security Benefit for as long as Seawright remains ineligible to receive such social security disability benefit prior to age 65, or if different by law the then age at which Seawright then becomes entitled to receive his actual Primary Social Security Benefit.

      For purposes hereof, Seawright shall be deemed to be disabled when he is rendered incapable of performing the work for which he was employed by a medically determinable physical or mental condition which is likely to result in death or to be of long-continued and indefinite duration.

      4.  Survivors Benefit.

      (a) In the event that Seawright dies while employed by the Company prior to reaching age fifty-seven (57), or in the event that Seawright's employment by the Company is involuntarily terminated prior to age fifty-seven (57) for any reason other than cause, and he dies subsequent to such termination, the Company will pay his surviving spouse, subject to subparagraph (d) below, commencing on the date that Seawright would have been fifty-seven (57) had he lived, a monthly amount for the remainder of her life equal to fifty percent (50%) of the benefit which would have been paid to Seawright commencing on his fifty-seventh (57th) birthday pursuant to subparagraphs 2(b) and 2(c) above, provided however that supplemental social security payments pursuant to subparagraph 2(c) of this agreement to a spouse shall not be subject to actuarial reduction under subparagraph (d) below, shall not be payable to her unless or until she reaches the age of fifty-five (55) and shall only continue until she reaches the age of sixty-five (65), or if different by law such other age as then entitles her to receive her actual, unreduced Primary Social Security benefit.

      (b) In the event that Seawright dies after age fifty-seven (57) while still employed by the Company, the Company will pay his surviving spouse, subject to subparagraph (d) below, a monthly amount for the remainder of her life equal to fifty percent (50%) of the monthly benefit that would have been paid to Seawright under paragraph 1 or subparagraphs 2(a) and (c), whichever is applicable, had he retired on the day immediately prior to the date of his death, provided however that supplemental social security payments pursuant to paragraph 2(c) of this agreement to a spouse shall not be subject to actuarial reduction under subparagraph (d) below, shall not be payable to her unless and until she reaches the age of fifty-five (55) and shall only continue until she reaches the age of sixty-five (65), or if different by law such other age as then entitles her to receive her actual unreduced Primary Social Security benefit.

      (c) In the event that Seawright's employment by the Company terminates after age fifty-seven (57) and he subsequently dies while receiving payments hereunder, the Company will pay his surviving spouse, subject to subparagraph (d) below, a monthly amount for the remainder of her life equal to fifty percent (50%) of the monthly benefit he was receiving at the time of his death, provided however that supplemental social security payments pursuant to paragraph 2(c) of this agreement to a spouse shall not be subject to actuarial reduction under subparagraph (d) below, shall not be payable to her unless and until she reaches the age of fifty-five (55) and shall only continue until she reaches the age of sixty-five (65), or if different by law such other age as then entitles her to receive her actual unreduced Primary Social Security benefit.
In the event Seawright was disabled and had been receiving a benefit under paragraph 3, the surviving spouse shall be entitled to receive fifty percent (50%) of the benefit payable under paragraph 3 without reduction thereunder for any benefits being paid to Seawright under a sick leave policy or a long-term disability income plan maintained by the Company except to the extent such benefits remain payable to such spouse following Seawright's death, provided however that supplemental social security payments, pursuant to subparagraph 3(b) of this agreement to a spouse shall not be subject to actuarial reduction under subparagraph (d) below, shall not be payable to her unless and until she reaches the age of fifty-five (55) and shall only continue until she reaches the age of sixty-five (65), or if different by law, such other age as then entitles her to receive her actual unreduced Primary Social Security benefit.

      (d)  No amounts shall be paid a surviving spouse under subparagraph
(a), (b) or (c) above unless she shall have survived Seawright for a period of 30 days and shall have been married to him throughout the l year period ending on Seawright's date of death. Further, if the age of Seawright at the date of his death exceeds the age of his surviving spouse on such date by more than 5 years, the benefit payable to such spouse hereunder shall be actuarially reduced in a manner calculated to reflect the difference in her actual life expectancy at the time of his retirement and her life expectancy if she were 5 years younger than Seawright. Seawright may, by written notice to the Company, and with the Company's consent which will not be unreasonably withheld, substitute a trust for the benefit of his surviving spouse as the recipient entitled to payments otherwise payable to his surviving spouse under this Agreement, but in such case the foregoing limitations shall continue to apply.

      (e) If the sum of $20,000 exceeds the total amount paid to the surviving spouse at time of her death, such excess shall be paid to a beneficiary to be designated by Seawright, or in the absence of his designation, by his surviving spouse, in writing to the Company, provided that in the event no beneficiary has been designated or the designated beneficiary does not survive such spouse for a period of 30 days, such excess shall be paid to the personal representative of the surviving spouse.

      5. Annual Compensation. For purposes hereof, Seawright will be deemed to have been employed for the entire calendar month during which his employment terminates and his annual compensation shall be measured on the basis of twelve month periods ending with the last day of such month.

      "Compensation" for purposes hereunder shall include total wage, salary and commission payments received by Seawright from the Company including base pay, overtime and bonuses but not including Company contributions under any group life insurance or other qualified or non-qualified employee retirement or benefit plan or any payment designated by the Company as an allowance for Seawright's business expenses (except for the personal use portion of any Company car allowance up to 70% of such allowance). Compensation shall not be reduced by the amount of any elective contributions by Seawright under any 40l(k) plan of the Company. Management Incentive Plan bonuses which are normally awarded in the first half of March of each year if the Plan criteria are met, shall be deemed to have been received, whether or not payment is deferred, in the calendar year with respect to which such bonus is earned, allocated thereto on a monthly basis. Other compensation whose receipt is deferred by Seawright shall be deemed to have been received for the purposes hereof at the time such compensation would have been received, if there had been no such deferral.

      In the event that benefits become payable under subparagraphs 2(b) or 4(a) and Seawright has not been employed for five years, the "average annual compensation" used in determining the benefits payable thereunder shall be the sum of the compensation received during his employment by the Company to the date of death, or termination, divided by five (5).

      In the event Seawright's compensation for the last twelve-month period cannot be determined by the time the first payment becomes due hereunder, e.g., due to a bonus payable on the results of the Company's operations for a year in which Seawright retires prior to the end of such year, then the first payments due hereunder shall be based on the estimated amount that Seawright will be entitled to actually receive. The exact amount due Seawright shall be determined as soon as practicable, provided that following such determination and corresponding adjustment in the monthly payment to Seawright the Company shall pay Seawright an additional lump sum to adjust for any underpayment to Seawright and Seawright shall refund to Company any overpayment.

      6. Primary Social Security Benefit. An Employee's Primary Social Security Benefit shall be determined on the day prior to the date on which Seawright's employment with the Company terminates and shall be equal to the estimated old age retirement benefit Seawright will be entitled to receive under the federal Social Security Act at age 65 (or if different by law such other age as may then entitle a person to receive his social security retirement benefits based on his unreduced "primary insurance amount" under the Social Security Act as then in effect) based on his earnings up to the day preceding his termination date.

      7. Payment. Amounts payable under the above paragraphs will be paid on or about the end of the month to which the payment relates. Payment will be made for the full month in which Seawright's death occurs.

      8.  Confidential Information, Covenant Not to Compete and Non-
Solicitation.

      (a) Seawright agrees that he will not use or disclose to anyone (other than for the benefit of the Company) either during the term of his employment or at any time thereafter, any Confidential Information obtained by him or made known to him while employed by the Company, and will make all reasonable, necessary and appropriate efforts to safeguard all such Confidential Information from disclosure to anyone other than as permitted hereby. As used herein "Confidential Information" includes, but is not limited to, trade secrets, business and sales policies, methods, plans and customer lists, including any lists written or other of such persons or entities, whether of the Company or any other organization associated or affiliated with or owned by or owning the Company, but shall not include information which becomes generally available to the public other than as a result of disclosure by Seawright's act or default or the acts or default of Seawright's agents or representatives.

      (b) Provided the Company is making the payments to Seawright as required pursuant to this Agreement following his termination of employment, Seawright agrees that he will not during his life, either alone or in conjunction with any individual, firm, corporation, association or other entity (except for the benefit of the Company), either as principal, agent, officer, employee, director, investor, consultant, shareholder, associate or in any other capacity whatsoever:

      (i) carry on, participate in, or be engaged in, concerned with, or interested in, directly or indirectly, any undertaking which is in whole or in part competitive with any of the businesses carried on by the Company within the respective territories in which such businesses are then carried on (except for any equity share investment in a public company whose shares are listed on a recognized stock exchange where such share investment does not in the aggregate exceed 5% of the issued equity shares of such company);

      (ii) attempt to solicit any suppliers, customers, employees or independent dealers away from the Company;

      (iii) carry on, participate in, or be engaged in, concerned with, or interested in, directly or indirectly, any undertaking which bears any name similar to that of the Company; or

      (iv) take any act as a result of which the relations between the Company and its suppliers, customers, employees or others may be impaired or which may otherwise be detrimental to the business of the Company.

Competition shall be deemed to include (i) any dealings with the Company's employees or independent dealers, and (ii) the use in any way of the Company's customer or mailing lists. The reference to Company in this Paragraph 8 shall include all subsidiaries and affiliated entities of the Company. Seawright agrees that the remedy at law for breach by him of the foregoing covenant will be inadequate and that the Company shall be entitled to injunctive relief.

      (c) Seawright's obligations under the foregoing subparagraphs of this paragraph 8 shall continue notwithstanding the termination of his rights to receive any payments hereunder.

      9. Forfeiture of Payments. The Company may discontinue payments hereunder and have no further liability under this agreement in the event that Seawright fails to observe any of the terms of this agreement, provided, however, that if his failure to observe is limited to the terms of subparagraph 8(b) above and is his first failure, the Company shall give him written notice thereof and if, within l5 days of such notice, Seawright gives the Company written notice of his discontinuance of the activity complained of, payments hereunder shall be reinstituted.

      10. Assignment. Neither Seawright nor his wife shall have any right to commute, encumber, or dispose of the right to receive payments hereunder, which payments and the right thereto are expressly declared to be nonassignable and nontransferable, except as provided in Paragraph 4(d).

      All rights under this agreement are merely unsecured contractual rights of Seawright or Seawright's spouse against the Company. Seawright and Seawright's spouse are unsecured general creditors of the Company.
The Company agrees to set aside certain assets in a trust for the payment of benefits under this agreement. In the event of the insolvency or bankruptcy of the Company, any assets set aside in such trust shall at all times be subject to the claims of the Company's general creditors as if such assets were general assets of the Company.

      11. Binding Effect. This agreement shall be binding upon and inure to the benefit of any successor of the Company and any such successor shall be deemed substituted for the Company under the terms of this agreement.

As used in this agreement, the term "successor" shall include any person, firm, corporation, or other business entity which at any time, whether by merger, purchase, or otherwise, acquires all or substantially all of the assets or business of the Company. To the extent any payment required to be made by the Company under this agreement is instead made by the Trust created by the Company for that purpose, the Company's obligation under this agreement will to such extent be deemed satisfied. If the Trust for any reason fails to make a payment required to be made by the Company under this agreement, the Company remains fully liable for such payment under the terms of the agreement.

      12. Not an Employment Agreement. This agreement is not an employment agreement and the Company reserves the right to discharge Seawright with or without cause. The agreement in no way affects his rights under the Stanhome Inc. Employees' Profit-Sharing Plan or Pension Plan or under any Stanhome group or other insurance policy.

      13. Notices. Any notice required or permitted to be given under this agreement shall be sufficient if in writing, and if sent by registered mail, or delivered, to his residence in the case of Mr. Seawright, at 17 Kira Lane, Englewood, New Jersey 07631, or in the case of the Company, to its principal office at 333 Western Avenue, Westfield, Massachusetts, Attn:
Secretary. Either party may change the address to which notices are to be addressed by notice in writing given to the other in accordance with the terms hereof.

      14. Waiver of Breach. The waiver by the Company of a breach of any provision of this agreement by Seawright shall not operate or be construed as a waiver of any subsequent breach by Seawright.

      15. Governing Law. This agreement shall be deemed made in the Commonwealth of Massachusetts, and its form, execution, validity, construction and performance shall be construed in accordance with the laws of said Commonwealth.

      16. Entire Agreement. This agreement constitutes the entire agreement of the parties. It may not be changed orally but only by an agreement in writing signed by Seawright and for the Company by an officer duly authorized by the Company's Board of Directors.

      17. Severability. In the event that any of the terms or provisions of this agreement or any portion of such terms or provisions shall be determined to be invalid or inoperative, such determination shall not affect the efficacy of the balance of the agreement and any such invalid or inoperative term or provision shall be deemed severable.

      IN WITNESS WHEREOF, the parties have executed this Agreement.

                                          STANHOME INC.

                                          BY  /s/ H. L. Tower
                                             H. L. Tower
                                             Chairman of the Board

                                             /s/ G. William Seawright
                                             G. William Seawright